Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan of SouFun Holdings Limited of our reports dated April 28, 2015, with respect to the consolidated financial statements of SouFun Holdings Limited, and the effectiveness of internal control over financial reporting of SouFun Holdings Limited, included in its Annual Report (Form 20-F), as amended by its Annual Report (Form 20-F/A), for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, People’s Republic of China

September 29, 2015